                                                                    Exhibit 99.1



Cadence Completes Acquisition of Simplex Solutions
Electronic Design Leader Fields World's Best Technology Line-Up for 0.13-Micron-and-Beyond


SAN JOSE, Calif.--(BUSINESS WIRE)--June 27, 2002--Cadence Design Systems, Inc. (NYSE:CDN - News), the world's leading supplier of electronic design products and services, today announced the completion of its acquisition of Simplex Solutions, Inc. (Nasdaq:SPLX - News), a Sunnyvale, Calif.-based company that provides software and services for the design and verification of chips.

Cadence reached a definitive agreement to acquire Simplex on April 24, 2002. This acquisition is a key milestone in the Cadence strategy to deliver manufacturing-aware design flows that enable customers to achieve 1st Silicon Success(R) with the most advanced manufacturing technologies. It also advances the Cadence(R) Design Chain Initiative aimed at strengthening development relationships throughout the electronics industry.

"The Simplex acquisition is the latest in a series of bold moves Cadence has made over the past 18 months to consolidate its technology leadership for chip design at 0.13-micron and beyond," said Ray Bingham, president and CEO of Cadence. "We are transforming Cadence by strategically leveraging acquired technology and management resources, our own focus on innovation for our customers, and through our commitment to interoperability through the OpenAccess database. With the addition of CadMOS, Silicon Perspective, Plato Design Systems and, now Simplex, to the Cadence team, we've put together the world's best line-up for leading-edge design."

At Cadence, Penny Herscher, chairman and CEO of Simplex, has assumed the new position of executive vice president and chief marketing officer, reporting to Ray Bingham. She will be responsible for strategy, marketing and the Cadence Design Foundry(R) business unit announced today.

"The entire Simplex team is excited to be part of the new Cadence," said Herscher. "With the combined companies' complementary and synergistic technologies, Cadence will address our customers' rigorous performance and manufacturability requirements at 0.13 micron and beyond."

Aki Fujimura, Simplex's president and COO, will lead the Cadence design for manufacturing (DFM) effort as corporate vice president and general manager of the Cadence DFM business unit, reporting to Lavi Lev, executive vice president of Cadence IC Solutions. Fujimura will integrate DFM technologies -- including Simplex's technologies -- into all Cadence solutions, and will continue to lead the development of the X Architecture -- a very promising next-generation technology for IC implementation. Steve Teig, Simplex's CTO, will take on the newly created position of chief scientist, responsible for future Cadence technology. Teig also joins the office of the CTO at Cadence and will report directly to Ray Bingham. Dave DeMaria, former Cadence senior vice president of worldwide marketing, has been promoted to executive vice president of Cadence Systems Solutions. He will continue to report to Ray Bingham.

The physics challenges at 0.13-micron and beyond demand a new generation of design technology solutions. To be successful, designers need tools that can easily interoperate, and support hierarchical design methods and rapid prototyping. These tools must also take into account critical, deep submicron effects, such as signal integrity, voltage (IR) drop, electromigration and substrate noise.

Cadence has had exclusive distribution rights for Fire & Ice(R) QX, Simplex's leading 3D interconnect modeling and extraction tool, since January 2002. A roadmap for the incorporation of Simplex's other products is currently under development. This will include: VoltageStorm(TM) SoC, Simplex's flagship power grid verification product, ElectronStorm(TM), for electromigration analysis, SignalStorm(TM) SoC, for digital signal integrity delay calculation and library characterization, and SubstrateStorm(TM), for substrate noise analysis.

About Cadence

Cadence is the largest supplier of electronic design technologies, methodology services, and design services. Cadence solutions are used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. IEEE, the world's largest technical professional society, honored Cadence with its 2002 Corporate Innovation Recognition award. With approximately 5,600 employees and 2001 revenues of approximately $1.4 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and traded on the New York Stock Exchange under the symbol CDN. More information about the company, its products and services are available at www.cadence.com.

Except for historical information, the matters discussed in this release contain forward-looking statements, including, without limitation, statements related to beliefs and expectations regarding the acquisition of Simplex and other recent acquisitions; expectations and intentions regarding products and technologies; and beliefs and expectations regarding Cadence's employees, business, competitors and customers. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, the successful integration of Simplex's employees and technologies; the rapid pace of technological change in the electronics and semiconductor industries; fluctuations in the demand for Cadence's products, services and solutions; possible development or marketing delays relating to product offerings; and the introduction of new products by competitors or the entry of new competitors into the markets for Cadence's products. For a detailed discussion of these and other cautionary statements, please refer to Cadence's most recent filings with the Securities and Exchange Commission. Cadence does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Note to Editors: Cadence, 1st Silicon Success, Fire & Ice, SoC Design Foundry, VoltageStorm, ElectronStorm, SignalStorm, and SubstrateStorm are trademarks or registered trademarks of

Cadence Design Systems, Inc.



------------------------------


                                       3